Exhibit 23.3

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

March 9, 2012

Boards of Directors

Meetinghouse Bank

2250 Dorchester Avenue

Dorchester Avenue, Massachusetts 02124

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Meetinghouse Bancorp, Inc.  We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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